EXHIBIT 99.2

For additional information, contact:
T. Heath Fountain
Executive Vice President and
Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. ANNOUNCES
MANAGEMENT PROMOTIONS AND ADDITIONS

Albany, Ga. (February 25, 2011) – Heritage Financial Group, Inc. (the "Company") (NASDAQ: HBOS), the holding company for HeritageBank of the South (the "Bank"), today announced management promotions and additions designed to support the Company's future growth.

David Durland has been named Executive Vice President and Chief Banking Officer.  Durland joined HeritageBank of the South as the Valdosta Market President in June 2010, when the Company expanded to that city.  Prior to joining the Bank, he was CEO of First State Bank and Trust in Valdosta.  Durland will oversee the Bank's sales and client relationship functions, managing and working directly with market presidents and the managers of each of the Bank's primary lines of business, including mortgage, investment services, marketing and cash management.  Durland will retain the role of President of the Bank’s Valdosta Region.

Also, Carol Slappey, the Albany Market President, will assume the additional title of Chief Retail Administration Officer.  Slappey's new responsibilities will include leading the retail division's strategies to retain and expand existing bank relationships, develop and support retail product offerings, and direct the bank's retail growth and expansion initiatives.

T. Heath Fountain, formerly Senior Vice President and Chief Financial Officer, was promoted to Executive Vice President and, while continuing to serve as Chief Financial Officer, will take on additional responsibilities of Chief Administrative Officer.  In this expanded role, Fountain will oversee all back office support functions of the Bank, including loan and deposit operations, information technology, accounting, human resources and central reporting.

The Company also announced the addition of Robert E. Krimmel as Senior Vice President and Chief Accounting Officer.  Prior to joining the Company, Krimmel served as Controller for Green Bankshares, having joined Green Bankshares in 2004 and advancing to positions of increasing responsibility.  Krimmel is a Certified Public Accountant and received a Bachelor of Business Administration degree as well as a Master of Accountancy degree from East Tennessee State University.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, Inc., said, "We are pleased to be able to recognize by these promotions the hard work and dedication of several members of our management team, leaders with exceptional judgment, experience and industry knowledge.  This strengthening of our management team will enable the Bank to continue doing what it does best – offering customers the best service, products and solutions in the banking industry.  We also are grateful to be able to expand our management team with the addition of a talented and proven industry veteran.  I am confident that these steps give us the strong leadership to execute our strategies, support our growth, and capitalize on opportunities in the shifting banking landscape."

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 20 full-service branch locations and two mortgage production offices.  As of December 31, 2010, the Company reported total assets of approximately $755.4 million and total stockholders' equity of approximately $119.4 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions.  Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

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